EXHIBIT 4.4

         WAIVER AND FIRST AMENDMENT TO CREDIT AGREEMENT


     THIS WAIVER AND FIRST AMENDMENT TO CREDIT AGREEMENT ("Waiver and Amendment"), dated as of January 8, 1999, effective as of October 31, 1998, is entered into by and among OPTICAL COATING LABORATORY, INC. (the "Company"), the several financial institutions party to the Credit Agreement (collectively, the "Banks"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as agent for itself and the Banks (the "Agent") and as letter of credit issuing bank.

                            RECITALS

     A.   The Company, Banks, and Agent are parties to a Credit
Agreement dated as of July 31, 1998 (the "Credit Agreement") pursuant to which the Banks have extended certain credit facilities to the Company.

     B. The Company has reported to the Agent and the Banks the existence of a certain default under the Credit Agreement. The
Company has requested that the Banks waive such default and agree to certain amendments of the Credit Agreement.

     C. The Banks are willing to waive such default under the Credit Agreement, and to amend the Credit Agreement, subject to the terms and conditions of this Waiver and Amendment.

     NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to them in the Credit Agreement.

     2.   Defaults and Waiver.

          (a) For purposes of this Waiver and Amendment, the "Existing Default" shall mean the default existing on this date under Section 9.01(c) of the Credit Agreement, solely as a consequence of a breach of the negative covenant set forth at
Section 8.16 of the Credit Agreement for the fiscal quarter ended October 31, 1998 and solely to the extent such default may have arisen from the loss incurred by the Company on the sale of the assets of the MMG Division of its Subsidiary, OCLI Optical Coating Laboratory GmbH.

          (b) Subject to and upon the terms and conditions hereof, the Banks hereby waive the Existing Default.

          (c) Nothing contained herein shall be deemed a waiver of (or otherwise affect the Agent's or the Banks' ability to enforce) any other default or Event of Default, including without limitation (i) any default or Event of Default as may now or hereafter exist and arise from or otherwise be related to the Existing Default (including without limitation any cross-default arising under the Credit Agreement by virtue of any matters resulting from the Existing Default), and (ii) any default or Event of Default arising at any time after the Effective Date and which is the same as any of the Existing Default.

     3.   Amendments to Credit Agreement.

          (a) Section 1.01 of the Credit Agreement shall be amended by adding the following defined term thereto in appropriate alphabetical order:

                    "MMG Loss" means the loss in the amount of $9,214,000 (comprised of an impairment charge of $8,628,000 and a restructuring charge of $586,000) incurred by the Company during the fiscal quarter ended October 31, 1998 in connection with the sale of the assets of the MMG Division of its Subsidiary OCLI Optical Coating Laboratory GmbH.

          (b) Section 1.01 of the Credit Agreement shall be amended by amending the defined term "Fixed Charge Coverage
Ratio" in its entirety to read as follows:

                    "Fixed Charge Coverage Ratio" means, for the date of determination, the ratio of the Company's (i) EBIT for the four quarter period ending on such date to (ii) the sum of its consolidated (x) net interest expense for the four quarter period ending on such date plus (y) current portion of long term debt, calculated on a prospective basis for the four quarter period beginning on such date of determination. In calculating the Fixed Charge Coverage Ratio, (a) Indebtedness of Flex Products covered by Section 8.06(j) to the extent it is owed to SICPA or to a third person who is making the credit extension in lieu of SICPA and the interest expense allocated to such Indebtedness shall be excluded, and (b) for the fiscal quarters ending on January 31, 1999, April 30, 1999 and July 31, 1999, the MMG Loss shall be excluded from the determination of EBIT.

          (c) Section 1.01 of the Credit Agreement shall be amended by amending the defined term "Leverage Ratio" in its entirety to read as follows:

                    "Leverage Ratio" means, for the date of
          determination, the ratio of Funded Debt as such date to the Company's EBITDA for the four quarter period ending on such date. In calculating the Leverage Ratio,
               (a)  Indebtedness of Flex Products covered by
          Section 8.06(j) to the extent it is owed to SICPA or to a third person who is making the credit extension in lieu of SICPA and the interest expense allocated to such Indebtedness shall be excluded, and (b) for the fiscal quarters ending on January 31, 1999, April 30, 1999 and July 31, 1999, the MMG Loss shall be excluded from the determination of EBITDA.

     4. Representations and Warranties. The Company hereby represents and warrants to the Agent and the Banks as follows:

          (a)  Other than the Existing Default, no Default or
Event of Default has occurred and is continuing.

          (b) The execution, delivery and performance by the Company of this Waiver and Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable. The Credit Agreement as amended by this Waiver and Amendment constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability, without defense, counterclaim or offset.

          (c)  Subject to the Existing Default, all
representations and warranties of the Company contained in the Credit Agreement are true and correct on and as of the Effective Date and the date hereof, except to the extent such representations and warranties expressly refer to an earlier date, in which case they are true and correct as of such earlier date.

          (d) The Company is entering into this Waiver and Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Agent and the Banks or any other Person.

     5. Effective Date. This Waiver and Amendment will become effective as of October 31, 1998 (the "Effective Date"), provided that each of the following conditions precedent is satisfied on or before January 8, 1999:

          (a) The Agent has received from the Company and the Majority Banks a duly executed original (or, if elected by the Agent, an executed facsimile copy) of this Waiver and Amendment.

          (b) All representations and warranties contained herein are true and correct on and as of the date hereof.

     6. Reservation of Rights. The Company acknowledges and agrees that neither the Agent's nor the Banks' forbearance in exercising their rights and remedies in connection with the Existing Default, nor the execution and delivery by the Agent and the Banks of this Waiver and Amendment, shall be deemed (i) to create a course of dealing or otherwise obligate the Agent or the Banks to forbear or enter into waivers under the same, similar or any other circumstances in the future, or (ii) to waive, relinquish or impair any right of the Agent or the Banks to receive any indemnity or similar payment from any Person or entity as a result of any matter arising from or relating to the Existing Default.

     7.   Miscellaneous.

          (a) Except as herein expressly amended, all terms, covenants and provisions of the Credit Agreement are and shall remain in full force and effect and all references therein and in the other Loan Documents to such Credit Agreement shall henceforth refer to the Credit Agreement as amended by this Waiver and Amendment. This Waiver and Amendment shall be deemed incorporated into, and a part of, the Credit Agreement. This Waiver and Amendment is a Loan Document.

          (b) This Waiver and Amendment shall be binding upon and inure to the benefit of the parties hereto and to the Credit Agreement and their respective successors and assigns. No third party beneficiaries are intended in connection with this Waiver and Amendment.

          (c) This Waiver and Amendment shall be governed by and construed in accordance with the law of the State of California.

          (d) This Waiver and Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original, and that receipt by the Agent of a facsimile transmitted document purportedly bearing the signature of a Bank or the Company shall bind such Bank or the Company, respectively, with the same force and effect as the delivery of a hard copy original. Any failure by the Agent to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document of the party whose hard copy page was not received by the Agent, and the Agent is hereby authorized to make sufficient photocopies thereof to assemble complete counterparty documents.

          (e) This Waiver and Amendment, together with the Credit Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Waiver and Amendment supersedes all prior drafts and communications with respect thereto. This Waiver and Amendment may not be amended except in accordance with the provisions of Section 11.01 of the Credit Agreement.

          (f) If any term or provision of this Waiver and Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Waiver and Amendment or the Credit Agreement, respectively.

          (g) The Company covenants to pay to or reimburse the Agent, within five Business Days after demand, for all costs and expenses (including reasonable Attorney Costs) incurred in connection with the development, preparation, negotiation, execution and delivery of this Waiver and Amendment.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Waiver and Amendment as of the date first above written.


                             OPTICAL COATING LABORATORY, INC.

                             By:          /S/JEFFREY M. RYAN
                             Title:      Assistant Treasurer


                             BANK OF AMERICA NATIONAL TRUST
                             AND SAVINGS ASSOCIATION, as Agent

                             By:         /S/JAMES P. JOHNSON
                             Title:        Managing Director


                             BANK OF AMERICA NATIONAL TRUST
                             AND SAVINGS ASSOCIATION,
                             as Issuing Bank and as a Bank

                             By:         /S/JAMES P. JOHNSON
                             Title:        Managing Director

                             ABN AMRO BANK N.V.

                             By:            /S/MATHEW HARVEY
                             Title:           Vice President

                             By:            /S/IAN S. HISERT
                             Title: Assistant Vice President